Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

SECOND QUARTER 2010 RESULTS, ANNOUNCES SPECIAL DIVIDEND, AND RAISES 2010 GUIDANCE

Rye Brook, NY — July 28, 2010 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended June 30, 2010.

Second Quarter 2010 Highlights

•                  Net income was $21.0 million, or $0.27 per share, including a non-recurring tax benefit of $1.5 million, or $0.02 per share.

•                  Revenues increased 17% to $1.5 billion from $1.2 billion for the prior year period.

Announces Special Dividend

•                  On July 28, 2010, Universal American’s Board of Directors approved the payment of a special cash dividend of $2.00 per share, payable on August 19, 2010 to shareholders of record as of August 5, 2010. Concurrently, the Company will pay down approximately $78 million of its term loan debt.

Raises 2010 Guidance

•                  Earnings per diluted share of $1.85 to $1.95, excluding the non-recurring tax benefit and realized gains and losses on investments.  This guidance includes $8.3 million, or $0.11 per share, of after-tax income relating to net positive prior year items realized through the first six months of 2010.

•                  Revenues of between $5.4 and $5.7 billion.

Second Quarter 2010

Universal American’s reported net income for the second quarter of 2010 was $21.0 million, or $0.27 per share. The reported net income includes a non-

recurring tax benefit of $1.5 million, or $0.02 per share, and after-tax net realized gains of $0.1 million, or less than $0.01 per share.  Excluding these items, net income for the second quarter of 2010 was $19.4 million, or $0.25 per share.  Reported net income for the second quarter of 2010 includes $8.0 million, or $0.10 per share, of after-tax net prior period items.

This compares to reported net income of $4.9 million, or $0.06 per share, in the second quarter of 2009, which included after-tax charges of $17.0 million, or $0.21 per share, for net realized losses, restructuring and other special items. Excluding these items, net income for the second quarter of 2009 was $21.9 million, or $0.27 per share.  Reported net income for the second quarter of 2009 includes $6.6 million, or $0.08 per share, of after-tax net prior period items.

Total revenues for the second quarter of 2010 increased by approximately 17% to $1.5 billion compared to the second quarter of 2009.

Six Months Ended June 30, 2010

Universal American’s reported income for the six months ended June 30, 2010 was $22.4 million, or $0.29 per share. This includes $3.8 million of non-recurring tax benefits, or $0.05 per share, and after-tax net realized losses of $0.1 million, or less than $0.01 per share.  Excluding these items, net income for the six months ended June 30, 2010 was $18.7 million, or $0.24 per share.  Reported net income for the first six months of 2010 includes $8.3 million, or $0.11 per share, of after-tax net prior period items.

This compares to a reported net loss of $8.2 million, or $0.10 per share, for the same period of 2009, which included after-tax charges of $21.7 million, or $0.26 per share, for net realized losses, restructuring and other special items. Excluding these items, net income for the six months ended June 30, 2009 was $13.5 million, or $0.16 per share.  Reported net income for the first six months of 2009 includes $11.4 million, or $0.14 per share, of after-tax net prior period items.

Total revenues for the six months ended June 30, 2010 increased 14% to $3.0 billion, as compared to the same period of 2009.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “Our performance for the first half of 2010 reflects solid execution on the fundamentals in our core Medicare businesses.  We continue to deliver strong underwriting results and have consistently shown our ability to bid our products so that they provide good value to our members and are competitive in the marketplace.

“For the balance of the year, much of our energy will be directed toward preparing for 2011 and beyond.   In the challenging post-reform Medicare environment that lies ahead, we are stepping up our ongoing commitment to compliance, efficiency and quality. In addition, we are continuing to invest in our Healthy CollaborationSM model in which we work closely with providers and members to promote better health outcomes and control medical costs.

“The special dividend announced today reflects our commitment to maintain a capital structure that fits our business. After the payment of this dividend, and the concurrent pay down of debt, our debt to total capital ratios will improve and we will retain more than adequate capital in our operating subsidiaries, especially in light of the anticipated reduction in the size of our Medicare Advantage Private Fee-for-Service business in 2011.”

Medicare Part D

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2010	2009	2010	2009

Revenue	$582.4	$506.7	$1,226.6	$1,122.4

Operating (Loss)/Income	$(14.4)	$13.6	$(46.4)	$(22.3)

The operating loss in the second quarter of 2010 includes $3.4 million of pre-tax unfavorable net prior period items.  Excluding these items, the loss was $11.0 million compared to operating income of $13.6 million in the second quarter of 2009.  As a result of changes in the Part D standard benefit design for 2010 and in the benefit design of our enhanced PDP plans, our Part D operating income will have a steeper slope of seasonality in 2010 with higher losses incurred early in the year expected to be more than offset by higher profits later in the year.  In addition, our results reflect a higher benefit ratio as compared to 2009 since we bid to a lower annual margin in Part D than we had in the prior year.  Membership increased year-over-year by approximately 12% to 1.9 million members, driven mainly by the addition of 149,000 dual eligible members.

For the first six months of 2010, the increase in the year-over-year operating loss as compared to 2009 is attributable to the increased seasonal loss and bidding strategy described above, exacerbated by higher membership. The operating loss in the first six months of 2010 included $9.5 million of pre-tax unfavorable net prior period items, compared to $1.4 million in the first six months of 2009.

Medicare Advantage

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2010	2009	2010	2009

Revenue	$796.3	$661.2	$1,581.4	$1,307.5

Operating Income	$51.6	$29.0	$99.2	$75.2

For the second quarter of 2010, the improvement in operating income was attributable to higher membership and lower benefit ratios. In the second quarter of 2010, Medicare Advantage operating income included pre-tax positive prior period adjustments of $16.2 million, compared to $10.5 million in the second quarter of 2009. Excluding these prior period adjustments, the adjusted medical benefit ratio, or MBR, was 84.5% for the three months ended June 30, 2010.

For the first six months of 2010, operating income increased due to higher membership and lower expense ratios.  In the first six months of 2010, Medicare Advantage operating income included pre-tax positive prior period adjustments of $22.8 million, compared to $19.4 million in the first six months of 2009. Excluding these prior period adjustments, the MBR was 83.9% for the six months ended June 30, 2010.

Membership in network-based plans increased 48% year-over-year to approximately 93,000 as of June 30, 2010, driven by strong enrollment growth in Preferred Provider Organization (“PPO”) markets.

As of June 30, 2010, Private-Fee-For-Service (“PFFS”) membership was approximately 202,000, an increase of 15% year-over-year due to higher sales and lower attrition.  Based on the current listing of rural counties, approximately 24% of our PFFS membership is located in areas designated as rural, which will allow these members to continue their PFFS coverage for at least one more year.  We received conditional approval for networks filed this year which, combined with the networks approved previously, will give coverage for approximately 42% of our PFFS members. There is no assurance that the Company will receive final approval from CMS for those networks.  Any approval will be subject to the ongoing CMS review of the bids submitted by the Company.

Traditional Insurance

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2010	2009	2010	2009

Revenue	$77.4	$82.5	$157.7	$186.6

Operating Income / (Loss)	$3.9	$(10.4)	$(1.8)	$(25.9)

The Traditional Insurance segment operating results improved year-over-year due to improved benefit and administrative expense ratios, offset by lower revenue due to lower in-force membership and reduced segment net investment income.

Investment Portfolio

Universal American’s $1.9 billion portfolio of cash and invested assets, as of June 30, 2010, has the following characteristics:

•                  52% is invested in U.S. Government and agency securities, including investments in U.S. Government money market funds with the balance in short term investments

•                  The average credit quality of the longer term fixed-income portfolio is AA-, with 59% invested in securities rated AA- or higher

•                  Less than 1% of the portfolio is non-investment grade

•                  Approximately 50% of the $934 million short term investment portfolio is invested in U.S. Government securities and money market funds with the balance in non-government short term securities

A complete listing of our fixed income investment portfolio as of June 30, 2010 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total assets were $4.1 billion as of June 30, 2010, compared with $3.8 billion at December 31, 2009. Total cash and investments were $1.9 billion at June 30, 2010, compared to $1.8 billion at December 31, 2009.  Total policyholder liabilities were $1.4 billion, unchanged from December 31, 2009.  Stockholders’ equity as of June 30, 2010, was $1.5 billion, compared to $1.4 billion at December 31, 2009. Book value per share is $18.79 per common share at June 30, 2010 compared to $18.44 at December 31, 2009.

As of June 30, 2010, the Company had unregulated cash of $276.3 million and access to $150 million under our revolving credit facility, which expires in September 2012. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s trust preferreds as debt was 22.0% at June 30, 2010 compared to 22.5% at December 31, 2009. For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Special Dividend and Credit Facility Amendment

The Company announced today that its Board of Directors has approved the payment of a special cash dividend of $2.00 per share.  This special cash dividend will be payable on August 19, 2010 to the Company’s common shareholders and Series A Preferred Stock holders of record as of the close of business on August 5, 2010.  As of July 28, 2010, there were approximately 75.5 million shares of common stock and 4.2 million shares of common stock equivalents related to Series A Preferred Stock outstanding.

On July 27, 2010, Universal American amended its Credit Facility, which provides the Company with the ability to make an additional $100 million of restricted payments, up to a total of $300 million.  Pursuant to the amendment, the Company agreed to increase the current LIBOR-based spread by 12.5 basis points.  In addition, under the terms of the amendment, upon payment of the special dividend, the Company will pay down $78.0 million of its bank debt, leaving a remaining balance of $234.2 million, and will have $11.4 million of restricted payments remaining.

After payment of the special dividend, the Company will have $42.4 million of unregulated cash.  The pro-forma ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income/(Loss) and including trust preferreds as debt will be 20.5% as of June 30, 2010.

Share Repurchase Program

In the first six months of 2010, the Company did not repurchase any shares under this program.

Raises 2010 Guidance

Universal American now expects to earn approximately $1.85 to $1.95 per diluted share for the full year 2010, excluding the non-recurring tax benefit and realized gains/(losses) on investments.  2010 earnings guidance includes $8.3 million, or $0.11 per share, in after-tax net positive prior year adjustments through the first six months of 2010.  The table below provides additional information relating to our guidance.

	Reported Six Months Ended
	June 30, 2010	FY 2010
Diluted EPS (1)
EPS before non-recurring tax benefit	$0.24	$1.85	$1.95
Non-recurring tax benefit	0.05	0.05	0.05
Reported EPS	$0.29	$1.90	$2.00

Revenue ($ in millions) (2)
Medicare Advantage	$1,581.4	$2,975	$3,175
Medicare Part D	1,226.6	2,100	2,200
Traditional Insurance	157.7	310	330
Total Revenue	$2,965.7	$5,385	$5,705
Membership (000s)
End of Period Membership
HMO	67	65	70
PPO	26	23	27
PFFS	202	192	203
Total Medicare Advantage	295	280	300
Total Medicare Part D	1,898	1,810	1,910
Total	2,193	2,090	2,210

Medicare Advantage Benefit Ratio	82.6%	83.0%	85.0%

Notes:

(1) Reflects actual weighted average diluted shares outstanding of 78.2 million for the six months ended June 30, 2010.  Guidance range assumes weighted average diluted shares outstanding of 78.3 million for full year and no additional share repurchases.

(2) Excludes Senior Administrative Services, Corporate, Eliminations, and realized losses for the six months ended June 30, 2010. Guidance range excludes realized gains and losses.

Conference Call

Universal American will host a conference call at 9:00 a.m. Eastern Time on Thursday, July 29, 2010, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at

www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. You can access this supplemental financial data at www.UniversalAmerican.com under the heading “Investor Relations - Financial Reports”.

About Universal American Corp.

Universal American, through our family of healthcare companies, offers health benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy CollaborationSM improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

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Forward Looking Statements

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of the Company’s executive officers, the words or phrases like “expects,” “anticipates,” “believes,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the Company’s SEC filings, in quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.  A summary of the information set forth in the “Risk Factors” section of the Company’s SEC filings includes but is not limited to the following:

•                  The recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunity for growth and our future results.

•                  We may be unable to execute our plan to respond to the challenges resulting from the passage into law of the Medicare Improvements for Patients and Providers Act of 2008.

•                  We are subject to extensive government regulation; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results.  Changes in governmental regulation or legislative reform could also increase our costs of doing business and adversely affect our profitability.

•                  CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations.

•                  If we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets.

•                  Competition in the insurance, healthcare, PBM and pharmacy industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline.

•                  Reductions in funding for Medicare programs could materially reduce our profitability.

•                  If we fail to effectively execute our Medicare initiatives and our other operational and strategic initiatives, our business could be materially adversely affected.

•                  We have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results.

•                  Given the current economic climate, Universal American’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

•                  We have debt outstanding that contains restrictive covenants, and we may be unable to access other sources of financing should we require additional external financing or obtain waivers of relevant covenants or, if they arise, defaults under the debt agreements.

•                  Downgrades in our debt ratings, should they occur, may adversely affect our business, financial condition and results of operations.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Consolidated Results
Net premiums and policyholder fees	$1,444.6	$1,236.1	$2,942.0	$2,585.2
Net investment income	11.0	12.5	21.8	28.2
Other income	0.9	5.0	5.8	9.2
Realized gains / (losses)	0.1	(8.1)	(0.2)	(15.3)
Total revenues	1,456.6	1,245.5	2,969.4	2,607.3

Policyholder benefits	1,254.4	1,055.5	2,589.2	2,249.1
Change in deferred acquisition costs	0.1	0.9	3.1	8.6
Amortization of present value of future profits	5.8	6.0	11.7	11.9
Commissions and general expenses, net of allowances	165.2	175.1	335.7	350.4
Total benefits and expenses	1,425.5	1,237.5	2,939.7	2,620.0

Income / (Loss) before equity in earnings of unconsolidated subsidiary	31.1	8.0	29.7	(12.7)
Equity in earnings of unconsolidated subsidiary	—	—	—	0.1

Income /(Loss) before income taxes	31.1	8.0	29.7	(12.6)

Provision for / (Benefit from) income taxes (1)	10.1	3.1	7.3	(4.4)

Net income / (loss)	$21.0	$4.9	$22.4	$(8.2)

Per Share Data (Diluted)
Net income / (loss)	$0.27	$0.06	$0.29	$(0.10)

Weighted Average Shares Outstanding	78.3	81.4	78.2	82.0

See following page for explanation of footnote.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Income (Loss) before Taxes by Segment
Medicare Advantage	$51.6	$29.0	$99.2	$75.2
Medicare Part D	(14.4)	13.6	(46.4)	(22.3)
Traditional Insurance	3.9	(10.4)	(1.8)	(25.9)
Corporate and Other	(10.1)	(16.1)	(21.1)	(24.3)
Realized Gains / (Losses)	0.1	(8.1)	(0.2)	(15.3)

Income / (Loss) before taxes	$31.1	$8.0	$29.7	$(12.6)

BALANCE SHEET DATA

	June 30, 2010	December 31, 2009
Total cash and investments	$1,925.4	$1,822.8
Total assets	$4,142.1	$3,814.9
Total policyholder related liabilities	$1,428.7	$1,388.6
Total reinsurance recoverable (ceded policyholder liabilities)	$692.4	$749.1
Outstanding bank debt	$312.1	$313.8
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,497.8	$1,449.5
Book value per common share	$18.79	$18.44
Diluted weighted average shares outstanding-year to date	78.2	81.2

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,495.5	$1,457.4
Diluted book value per common share (excluding AOCI) * (2)	$18.57	$18.38
Debt to total capital ratio (excluding AOCI) * (3)	22.0%	22.5%

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Adjusted net income (4)	$19.4	$21.9	$18.7	$13.5
Per share (diluted) — Adjusted net income	$0.25	$0.27	$0.24	$0.16

*    Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1) The effective tax rate was 32.5% for the second quarter of 2010, and 38.1% for the second quarter of 2009. For the six months ended June 30, 2010, the effective tax rate was 24.5%, compared with 34.7% for the same period of 2009. The decline in the effective rate for the six months ended June 30, 2010 is due to the recording of $3.8 million of non-recurring tax benefits. The decrease in the effective rate for the three- and six-month periods is attributable to $1.5 million and $3.8 million, respectively, of non-recurring tax benefits recognized during those periods. These benefits were recognized upon the completion of examinations by the Internal Revenue Service and primarily are attributable to pre-acquisition tax returns of MemberHealth, Inc.  Absent these non-recurring benefits, the effective rate would have been 37.4% for the three and six months ended June 30, 2010.

(2) Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3) The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4) Adjusted net income is calculated as net income excluding after-tax realized losses, non-recurring tax benefits, and special items applicable to 2009 (reinsurance, restructuring charges, and sales office closing charges).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

	June 30, 2010	December 31, 2009
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$1,497.8	$1,449.5
Plus: Accumulated other comprehensive (income) / loss	(2.3)	7.9

Total stockholders’ equity (excluding AOCI)	$1,495.5	$1,457.4

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

	June 30, 2010	December 31, 2009
Diluted Book Value per Common Share
Total stockholders’ equity	$1,497.8	$1,449.5
Proceeds from assumed exercises of vested options	20.1	8.8
	$1,517.9	$1,458.3
Diluted common shares outstanding	81.6	79.8

Diluted book value per common share	$18.60	$18.28

Total stockholders’ equity (excluding AOCI)	$1,495.5	$1,457.4
Proceeds from assumed exercises of vested options	20.1	8.8
	$1,515.6	$1,466.2
Diluted common shares outstanding	81.6	79.8

Diluted book value per common share (excluding AOCI)	$18.57	$18.38

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	June 30, 2010	December 31, 2009
Debt to Total Capital Ratio
Outstanding bank debt	$312.1	$313.8
Other long term debt	110.0	110.0
Total outstanding debt	$422.1	$423.8

Total stockholders’ equity	$1,497.8	$1,449.5
Outstanding bank debt	312.1	313.8
Other long term debt	110.0	110.0
Total capital	$1,919.9	$1,873.3

Debt to total capital ratio	22.0%	22.5%

Total stockholders’ equity (excluding AOCI)	$1,495.5	$1,457.5
Total outstanding bank debt	312.1	313.8
Total outstanding trust preferred securities	110.0	110.0
Total capital	$1,917.6	$1,881.3

Debt to total capital ratio (excluding AOCI)	22.0%	22.5%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income ($ in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income / (loss)	$21.0	$4.9	$22.4	$(8.2)

Net realized (gains) / losses, after-tax	(0.1)	5.3	0.1	9.9
Special items, after-tax	—	11.8	—	11.8
Non-recurring tax benefit	(1.5)	—	(3.8)	—
Adjusted net income	$19.4	$21.9	$18.7	$13.5

Per share (diluted)
Net income / (loss)	$0.27	$0.06	$0.29	$(0.10)
Net realized (gains) / losses, after-tax	—	0.06	—	0.12
Special items, after-tax	—	0.15	—	0.14
Non-recurring tax benefit	(0.02)	—	(0.05)	—
Adjusted net income	$0.25	$0.27	$0.24	$0.16

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized investment losses, special items (life and annuity reinsurance, restructuring charges, and sales office closing charges), the non-recurring tax benefit, and goodwill impairment, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio, special items, non-recurring tax benefit, and goodwill impairment do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609